Exhibit T3A-8

JULIO ANTONIO DEL POZO VALDEZ

NOTARY OF LIMA

LAS BEGONIOAS 656 OFF. 29-A
TEL.: 442 2120 - 440 8128 - 442 0181
441 2946 - 422 6655
FAX: 442 7232
SAN ISIDRO
LIMA - PERU

FIRST CERTIFIED COPY

Of the instrument of:	Election of directors, power revocation, appointment of chief executive officer, increase of capital, amendment of by-laws and amendment of by-laws to be consistent with the new General Corporations Law

Issued by:	Boart Longyear S.A., currently named Boart Longyear S.A.C.

In favour of:	[blank?]

Lima, April 30, 1998
Kardex Roll No. 48114	Minutes No.
Page No. 6492 reverse	Instrument No.

[on all even-numbered pages] [signed stamp of J. Antonio del Pozo Valdez, Notary of Lima]

Instrument No.:

Minutes No. —

Kardex Roll No.: 48114

ELECTION OF DIRECTORS, POWER REVOCATION, APPOINTMENT OF CHIEF
EXECUTIVE OFFICER, CAPITAL INCREASE, AMENDMENT OF BY-LAWS AND
AMENDMENT OF BY-LAWS TO BE CONSISTENT WITH THE NEW GENERAL

CORPORATIONS LAW

ISSUED BY

BOART LONGYEAR S.A.

CURRENTLY KNOWN AS

BOART LONGYEAR S.A.C.

At Lima, on April 30, 1998, the following party appeared before me, JULIO ANTONIO DEL POZO VALDEZ, lawyer, notary public of Lima, holder of Electoral Card No. 08199864 which shows proof of the act of voting during the past elections, holder of Military Card No. 22948844 and holder of Sole Taxpayer’s Registration No. 10955068: KURT SCHULTZE-RHONHOF STUERMANN, identified by his Electoral Card No. 08216105 which shows proof of the act of voting during the past elections, Military Card No. A3B550071, Peruvian, married, businessman, domiciled at Avenida Universitaria No. 888, San Miguel, who appears in this act in the name and on behalf of BOART LONGYEAR S.A. (CURRENTLY KNOWN AS BOART LONGYEAR S.A.C.), duly authorized, as evidenced by the document to be incorporated herein as part of this public instrument.

[on all odd-numbered pages: illegible seal]

Six thousand four hundred and ninety-three	[handwritten: 6493]

Series “A” No. 3639116

As established in Section 55 of the Notary Offices Law, I certify that I have identified the appearing party as indicated in Section 54 of said Law and certify that said individual is of legal age, fully capable, fluent in Spanish, capable of executing all types of contracts and legal acts, and that he acts of his own free will and is knowledgeable about the document he registers.

The registering party submitted lawyer-approved minutes for its registration as a public instrument, which as set out in Section 60 of the Law, I entered the documents in the corresponding order so that they may form the book of minutes established by said law, and which literally read as follows:

MINUTES:

NOTARY JULIO ANTONIO DEL POZO VALDEZ

Please insert in the Public Instruments Registry under your charge an instrument of ELECTION OF DIRECTORS, POWER REVOCATION, APPOINTMENT OF CHIEF EXECUTIVE OFFICER, INCREASE OF CAPITAL, AMENDMENT OF BY-LAWS AND AMENDMENT OF BY-LAWS TO BE CONSISTENT WITH THE NEW GENERAL CORPORATIONS LAW (LAW 26887) that BOART LONGYEAR S.A., holder of Sole Taxpayer’s Registration No. 25736460, domiciled at Avenida Universitaria No. 888, San Miguel, Lima, duly represented by Kurt Schultze-Rhonhof Stuermann; please insert said record including the following terms and clauses:

ONE: BOART LONGYEAR S.A. is a duly incorporated company by public instrument dated September 28, 1994, registered before the Notary of Lima at the time, Ernesto Velarde Arenas, and appears in Roll No. 109764 of the Corporations Register of Lima. Through a series of registered actions, BOART LONGYEAR S.A. increased its capital to S/. 7,775,775.00, as recorded in note 5-b of said Roll.

TWO: The following was adopted at the General Annual Assembly meeting, the minutes of which is dated March 20, 1998, and which the Notary must include herewith:

1.	The appointment of a new Board of Directors of the corporation, to be made up of the following individuals:

- Kurt Schultze-Rhonhof Stuermann, Chair

- Paul Brunner Imhof, Vice Chair

- Javier Nuñez Carvallo

- Michael Moore

- Robert Louis Martin

2.	The revocation, as of May 1st, 1998, of each and every power granted by the corporation to Kurt Schultze-Rhonhof, in particular those powers indicated in Roll No. 109764 mentioned above, in view of the termination of his current employment contract as General Manager on April 30, 1998.

3.	The creation of the position of Chief Executive Officer and the appointment of Paul Brunner Imhof as such, granting him ample powers as sole signatory, powers which are indicated in the aforesaid record to be included herewith .

Six thousand four hundred and ninety-four	[handwritten: 6494]
Series “A” No. 3639114

TWO [sic]: At the Special General Assembly meeting, the minutes of which is dated March 20, 1998, as established by Section 205 of the new General Corporations Law, it was resolved to automatically increase the corporation’s capital stock from S/.7,775,775.00 to an amount of S/. 8,164,564.00, by means of capitalizing an amount of S/. 388,789.00, corresponding to the restatement of the capital stock account due to inflation as at December 31, 1997.

Consequently, Article 5 of the By-laws was amended to read as follows: “ARTICLE 5: The capital of the corporation is S/. 8,164,564.00, represented by 8,164,564 shares with a face value of S/.1.00 (one new Sol) each, fully registered and paid.”

THREE: At the Special General Assembly and in the minutes indicated in the previous numeral, it was also agreed to amend the corporation’s By-laws to be consistent with the new General Corporations Law (Law No. 26887). The text of said By-laws appears in the aforementioned record to be registered by the Notary.

FOUR: It is expressly acknowledged herein as a Sworn Statement that the inflation adjustment of the capital account of the corporation’s financial statements as at December 31, 1997, has been duly carried out as indicated by Decree Law No. 797. The Notary is hereby requested to add the required legal clauses and issue the corresponding notices to the Corporate Registry of Lima so that this document may be registered.

Lima, March 30, 1998.

Signed: KURT SCHULTZE-RHONOF STUERMANN.

Minutes authorized by Luis Vargas Lermo, holder of Lima Bar Association No. 7638.

INSERTION:

APPLICABLE PART OF THE ANNUAL REGULAR GENERAL AND SPECIAL SHAREHOLDERS’ ASSEMBLY OF MARCH 20, 1998

The undersigned, JULIO ANTONIO DEL POZO VALDEZ, Notary Public of Lima, hereby CERTIFY:

that I have seen the Book of Minutes of “BOART LONGYEAR S.A. (CURRENTLY KNOWN AS BOART LONGYEAR S.A.C.)”, registered with my offices, under No. 002048-98 of the Chronologic Registry of New Books and Loose Leaf Authentications, dated March 9, 1998, and I have verified that the Record of the Annual Regular General and Special Shareholders’ Assembly held on March 20, 1998, appears on pages 7 to 25 therein, and their contents the pertinent parts of which I have been asked to transcribe, are as follows:

ANNUAL REGULAR GENERAL AND SPECIAL SHAREHOLDERS’ ASSEMBLY

At Lima, at 12:15 p.m., on March 20, 1998, the shareholders of BOART LONGYEAR S.A. convened at the registered address, Avenida Universitaria, No. 888, San Miguel, Lima, to hold the Annual Regular General Shareholders’ Assembly, followed by the General Special Shareholders’ Assembly, in which the following persons were present: - Boart Longyear International BV, represented by Juan Pablo Glaessner Piccone, as per power of attorney, domiciled at Avenida Universitaria, No. 888, San Miguel, Lima, and holder of 7,775,759 shares.

Six thousand four hundred and ninety-five	[handwritten: 6495]

Series “A” No. 3639112

- Boart Longyear International Holdings Inc., represented by Rodrigo Parra del Riego, domiciled at Avenida Universitaria, No. 888, San Miguel, Lima, as per power of attorney, holder of 8 shares.

- Boart Longyear Inc., duly represented by Robert H. Gibson, domiciled at 1111 Main Street West, North Bay, Ontario, Canada, holder of 8 shares.

Special invited guests in attendance were the Chair of the Board Paul Brunner Imhof, the General Manager Kurt Schultze-Rhonhof and the Legal Consultant and Director, Javier Nuñez Carvallo.

The meeting was chaired by Paul Brunner Imhof, and the secretary was Kurt Schultze-Rhonhof.

After the powers of attorney were reviewed, it was established that all the 7,775,775 shares, making up 100% of the registered and paid capital stock of the corporation, were present. All shareholders stated their wish to hold the General Shareholders’ Assembly as a Universal Assembly, waiving the requirement to publish notice thereof in the newspapers, as set out by Section 120 of the new General Corporations Law, in order to deal with the following agenda:

ANNUAL REGULAR ASSEMBLY

1.	Approval of the Reports, General Balance Sheet and Profit and Loss Statement for the 1997 fiscal year.

2.	Distribution of financial results.

3.	Election of the Board of Directors

4.	Appointment of a Chief Executive Officer

5.	Appointment of external auditors

SPECIAL SHAREHOLDERS’ ASSEMBLY

6.	Capitalization through capital restatement due to inflation (Decree Law 797) and amendment of Article 5 of the By-laws.

7.	Amendment of the By-laws to be consistent with the regulations of the new General Corporations Law.

(APPLICABLE PARTS...)

3.	APPOINTMENT OF THE BOARD OF DIRECTORS

In view of the expiry of the current Board of Directors’ term, the shareholders elected a new Board. The following five (5) directors were elected by unanimous vote:

- Kurt Schultz-Rhonof Stuermann, holder of Electoral Card No. 08216105, Chair of the Board of Directors.

- Paul Brunner Imhof, holder of Swiss Passport No. 6137970, Vice Chair.

- Javier Nuñez Carvallo, holder of Electoral Card No. 09177969.

- Michael Moore, holder of US Passport No. 150772626.

- Robert Louis Martin, holder of US Passport No. 014779192.

All of the above are domiciled in Lima, save for the last two individuals who reside in South Africa and the United States, respectively.

Immediately afterwards, the Board established the directors’ salaries as follows:

The Chair shall receive an annual salary of US $5,000.

Each director shall earn an annual salary of US $2,500, save for those directors that are also executives of Boart Longyear, whether in Peru or abroad, who shall not earn the above-indicated salary.

Six thousand four hundred and ninety-six	[handwritten: 6496]

Series “A” No. 3639110

4.	APPOINTMENT OF THE CHIEF EXECUTIVE OFFICER

The Chair indicated that the employment contract of the current General Manager, Kurt Schultze-Rhonhof, would expire on April 30, leaving a vacant management post. Paul Brunner indicated that the corporation was highly satisfied by the services rendered by Kurt Schultze-Rhonhof since March 1995, and that the shareholders deemed it advisable to continue enjoying his services and experience as a member of the Board. Kurt Schultze-Rhonhof thanked the Chair and indicated that he was very pleased with the direction of the company over the past years and that he would be pleased to continue providing his services as part of the Board of Directors. In view of that fact, it was deemed advisable to create a new position in the By-laws in order to have a chief executive officer who would act as the highest ranking officer in the company, and would have the duties of a general manager as well as the most general representation powers held by a sole signatory.

After studying and discussing this proposition, the shareholders unanimously passed the following resolutions:

1.	Thank Kurt Schultze-Rhonhof for his services as General Manager, who as of March 1st of this year will cease in said duties following several years of exemplary service to the company.

2.	Revoke, as of May 1st, 1998, all the powers granted to Kurt Schultze-Rhonhof.

3.	Appoint Paul Brunner Imhof, holder of Swiss Passport No. 6137970 as Chief Executive Officer [sic] who, in addition to said duties, will act as General Manager and will be granted the following powers as sole signatory.

a.	Represent the corporation before all type of government, judiciary, labour, administrative, police, municipal and regional authorities, with the most ample general and special powers of representation. The CEO is charged with the defence, in court or out of court, of the corporation’s rights, fulfilling the general duties established in Section 74 of the Code of Civil Procedure, and may perform the following, included but not limited to, the submission of all types of appeals, exceptions, defences, challenges and all procedures required to defend the corporation during any proceeding, of any nature and legal type whatsoever, before judicial officers of any level, jurisdiction and capacity, which includes the execution of orders and the collection of legal costs and expenses.

The CEO may hold the special powers indicated in Section 75 of the Code of Civil Procedure, being capable of disposing of main duties, file claims, reach settlements, challenge claims and appeals, desist from a claim and its proceedings, reach agreements, negotiate settlements, submit claims to arbitration, substitute or delegate the representation during a legal proceeding or any other special proceeding that may be required to properly defend the corporation’s interests.

In labour matters, the Executive Director may represent the corporation

Six thousand four hundred and ninety-seven	[handwritten: 6497]

Series “A” No. 3639108

before Specialized Labour Courts and Administrative Labour Authorities, without limitation, in the exercise of the powers indicated in Sections 48, 49 and 61 of Decree Law No. 25593; Section 37 of Supreme Decree No. 011-92-TR; of the Labour Law No. 26636 and its amendments, being able to intervene on behalf of the corporation in collective contract negotiations, labour claims and able to execute labour agreements and contracts.

b)	Represent the corporation on bids and public or private tenders of any kind with the fullest powers, and in tenders for the acquisition or supply of goods and services, being authorized to sign the offers that the corporation wishes to make directly or through national or foreign suppliers, to file challenges, claims and appeals in such bid procedures and to execute the contracts that the corporation may approve.

c)	Represent the corporation before banks and financial institutions, being authorized to open and close bank accounts, negotiate letters of credit and current account credits; issue cheques, overdrafts, endorse cheques for their deposit in the corporate bank accounts, deposit funds, endorse letters of credit, waybills, policies and general documents, and execute bonds at banks and financial institutions.

d)	Accept, reaccept, renew and collect exchange letters, bonds, IOUs, endorse said instruments and cash them at banking institutions.

e)	Arrange loans and advances on current accounts, execute loan and credit agreements including financial leases, factoring agreements and discounts,

being authorized to issue mortgage and asset guarantees previously authorized by the Board of Directors, and to execute any other type of credit instrument.

f)	Determine the acquisition of assets, shares and securities, and the sale of the corporation’s property and goods, as well as placing them under lien.

g)	Apply for, register, obtain permits and transfer trademarks, patents, models, registered names and other industrial or intellectual property rights.

h)	Grant general powers of attorney and delegate any of the powers as well as revoke, reassume and amend said powers or delegations.

i)	Appoint and hire officers, consultants, agents and employees, and terminate their appointments as established by the rules and policies set out by the Board of Directors.

j)	Determine the staff’s remuneration, benefits and conditions for employment.

k)	In general, carry out all acts and execute all contracts related to the corporate objectives.

l)	Draft, issue and receive the corporation’s correspondence.

m)	Sign purchase and service orders.

n)	In general, represent the corporation before all clients, suppliers and banks, for all acts related to the execution of the corporation’s activities.

The foregoing is an illustration and does not limit the powers of the CEO, who is authorized to represent the corporation to its fullest, with the exception, in matters reserved for the Shareholders’ Assembly or to the Board of Directors, as set out by the law or in these by-laws.

Six thousand, four hundred and ninety-eight	[handwritten: 6498]

Series “A” No. 3639106

This appointment and the powers bestowed herein shall become effective at the time the new by-laws become effective.

The Board acknowledged the fact that the powers granted to Juan Pablo Glaessner Piccone, Rodrigo Parra del Riego Orihuela, Carlos Smith Alva and Saul Villasante Escobar are still in force.

(OTHER PERTINENT SECTION…)

Once the objective of the Annual Regular Shareholders’ Assembly was dealt with, the participating shareholders resolved to hold a Special Shareholders’ Assembly, with the same share quorum indicated at the beginning of this record.

6. CAPITALIZATION THROUGH CAPITAL RESTATEMENT DUE TO INFLATION (DECREE LAW No. 797) - AMENDMENT OF ARTICLE 5 OF THE BY-LAWS.

The Chair informed that due to the regulations on the adjustment of financial statements due to inflation, corresponding to the recently ended fiscal year, the capital stock account showed a restatement amount of S/. 388,789 which, as set out in the current legislation, could be converted into capital, free from tax and reflect said conversion by issuing new shares.

The legal counsel, Javier Nuñez, noted that pursuant to the regulations of Section 205 of the new General Corporations Law, said capitalization is an automatic procedure. The Special Shareholders’ Assembly resolved to consider the capital stock increased by S/. 388,789 due to the capitalization of the capital stock restatement account, which added to the current capital of S/. 7,775,775.00, yields a new capital stock of S/.

8,164,564. This increase is to be represented by the issue of 388,786 new shares worth one new sol each. In view of the foregoing, Article 5 of the By-laws is automatically amended to read as follows:

“ARTICLE 5: The capital of the corporation is S/. 8,164,564.00, represented by 8,164,564 common shares with a face value of one new sol (S/.1.00) each, fully registered and paid.”

Administration was authorized to issue the new share certificates as established by law, to be distributed among the shareholders in strict proportion to the shares they already hold.

The registration of the amendment to Article 5 of the By-laws, corresponding to the increase in capital stock, shall be carried out at the time of the registration of the full amendment of the By-laws pursuant to the new General Corporations Law.

7. AMENDMENT OF THE BY-LAWS AND ARTICLES OF INCORPORATION TO BE CONSISTENT WITH LAW No. 2688.

The Chair informed that the corporation’s legal advisors had prepared a new set of by-laws and articles of incorporation, amended to be consistent with the regulations of the new General Corporations Law, and the respective project was distributed among the shareholders for their consideration.

After a lengthy discussion, the General Shareholders’ Assembly unanimously resolved as follows:

REGISTRATION

Instrument number 72741 of May 4, 1998. The increase in capital and amendment to be consistent with the new General Corporations Law appears on record No. 1-B; the appointment of the Board of Directors and ratification of powers of BOART LONGYEAR S.A.C. appears on record No. 2-C of entry No. 335185 of the Corporate Registry of Lima. Fees paid S/. 1461.21.

Receipt Nos. 5542 5177. Lima, May 19, 1998. Ricardo Juan Cuadros Bustios, Public Registrar. REGISTRY OF LIMA AND CALLAO. One signature and one seal. Lima, May 25, 1998.

[stamp of the Notary]	[signed]
J. ANTONIO DEL POZO VALDEZ
Lawyer, Notary of Lima